Exhibit 99.1
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News
For Immediate Release                                 SILGAN HOLDINGS INC.
                                                      4 Landmark Square
                                                      Suite 400
                                                      Stamford, CT  06901

                                                      Telephone: (203) 975-7110
                                                      Fax:       (203) 975-7902


                                                          Contact:
                                                          Anthony J. Allott
                                                          (203) 975-7110


                 SILGAN HOLDINGS ANNOUNCES AGREEMENT TO ACQUIRE
                REMAINING INTEREST IN THE AMCOR WHITE CAP JOINT
                                    VENTURE

STAMFORD, CT, January 2, 2003 -- Silgan Holdings Inc. (Nasdaq:SLGN) today announced that it had agreed to acquire from Amcor White Cap Inc. the remaining 65 percent equity interest in Amcor White Cap LLC, the metal and plastic closure joint venture of the Company. The purchase price for the equity and outstanding debt obligations of the joint venture will total approximately $125 million. Under the joint venture agreement, the transaction must be completed by early April and will result in a name change for the business.

White Cap is a  leading  supplier  of an  extensive  range of metal and  plastic closures to consumer goods packaging companies in the food and beverage industries in North America. The business, which is expected to have net sales of approximately $250 million in 2002, is headquartered in Chicago and presently operates 7 manufacturing facilities. Manufacturing facilities are located in Athens, Georgia; Champaign, Illinois; Hazelton, Pennsylvania; Evansville, Indiana; Richmond, Indiana; Chicago, Illinois; and Mexico. The Company will operate the business as part of its metal food container business due to similarities in end-use markets. Both businesses sell to consumer goods packaging companies in the food and beverage industries.

The White Cap joint venture was originally formed in July 2001, when the Company contributed certain metal closure assets and liabilities in return for $32.4 million in cash and a 35 percent

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SILGAN HOLDINGS
January 2, 2003
Page 2

interest in the joint venture. Net sales for the facilities contributed by the Company totaled approximately $91 million in 2000. Schmalbach-Lubeca AG (the original joint venture partner whose interest was purchased by Amcor) contributed the remaining metal and plastic operations. As part of the integration of the contributed businesses, the joint venture instituted a program to rationalize the metal closure facilities. This program is well under way and is expected to result in significant cost savings starting in 2003. The business is expected to be accretive to Silgan's earnings starting in 2003, as compared to equity in losses of the joint venture for the first three quarters of 2002 of $.09 per diluted share.

Under the terms of the joint venture formation agreements, Amcor and any of its affiliates are prohibited from the manufacture or sale of metal, plastic and composite vacuum closures and certain other metal and plastic closures in the North American food and beverage markets until July 2006. Substantially all of the sales of the White Cap business that the Company will acquire are from these types of products or into these markets.

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Silgan  Holdings is a leading  North  American  manufacturer  of consumer  goods packaging products with annual sales of approximately $1.9 billion in 2001. Silgan operates 59 manufacturing facilities in the U.S and Canada where it is the largest supplier of metal containers for food products and a leading supplier of plastic containers for personal care products.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. Such forward looking statements are made based upon management's expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company's Annual Report on Form 10-K for 2001 and other filings with the Securities and Exchange Commission. As a result, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

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